Exhibit 99.1

Alarm.com Announces Jennifer Moyer, CFO to Depart in May 2016 and

Appointment of Darius G. Nevin to its Board of Directors

Tysons, VA, April 19, 2016 — Alarm.com Holdings, Inc. (Nasdaq: ALRM) today announced that its Chief Financial Officer, Jennifer Moyer, will be leaving the Company to accept a chief financial officer position at an early stage private company located in Washington, DC. She will remain with the Company as its Chief Financial Officer through the first quarter earnings and the 10-Q filing. The Company has commenced a search for a new Chief Financial Officer. On an interim basis, AJ Gollinger, the Company’s controller, will act as its principal accounting officer.

Alarm.com also announced that Darius G. Nevin joined the Company’s Board of Directors effective April 15, 2016 and that he will serve as a member of the audit committee. Mr. Nevin has significant experience in both the security industry and public company accounting, having served as the Chief Financial Officer of Protection One, Inc. from 2001 to 2010. He is currently a member of G3 Capital Partners, LLC and serves as the chair of the audit committee for WCI Communities, Inc. (NYSE: WCIC).

Steve Trundle, President and CEO of Alarm.com, stated, “We are grateful to Jen for all of her contributions over the last seven years and we wish her the best in her new opportunity. She leaves us with a solid foundation and an experienced finance team to see us through the next phase of our growth.”

Mr. Trundle continued, “We are very pleased to have Darius Nevin join our Board of Directors. As our newest independent director, Darius will bring a deep industry perspective to our Board, and I am excited about the contributions that he will bring to our Board discussions.”

About Alarm.com Holdings, Inc.

Alarm.com is the leading platform solution for the connected home and business. Millions of people depend on Alarm.com’s technology to monitor and control their property from anywhere. Centered on security and remote monitoring, our platform addresses a wide range of market needs and enables application-based control for a growing variety of Internet of Things (IoT) devices. Our security, video monitoring, intelligent automation and energy management solutions are available through our network of thousands of professional service providers in North America and around the globe. Alarm.com’s common stock is traded on the Nasdaq under the ticker symbol ALRM. For more information, please visit www.alarm.com.

Contact:

Investor Relations:

Jonathan Schaffer

The Blueshirt Group

ir@alarm.com

+1 212.871.3953

Media Relations:

Matthew Zartman

Alarm.com

mzartman@alarm.com

+1 517.356.9185